Exhibit 99.1

KULR Technology Redefines Battery Safety and Reliability Standards with Next-Gen Battery Management System

HOUSTON / GLOBENEWSWIRE / October 02, 2025 / KULR Technology Group, Inc. (NYSE American: KULR) (the "Company" or "KULR"), a Bitcoin+ Treasury company that builds a portfolio of frontier technology businesses ranging from high-performance energy systems to AI Robotics, today announced the launch of its next generation KULR-developed Battery Management System (kBMS) — an advanced solution engineered to set a new industry benchmark for reliability, safety, and energy efficiency.

The kBMS is offered in two variants: one tailored for defense and terrestrial mission-critical applications, and another optimized for spacecraft power systems. The space-focused version can be configured in two ways — as a cost-effective system built with commercial chipsets protected from radiation within customer housings, or as a premium build utilizing radiation-tolerant components throughout. This flexibility allows KULR to deliver space-rated BMS solutions at multiple price points, giving integrators new options for balancing budget, safety, and mission assurance.

“With the launch of the kBMS, our team has built a solution that delivers reliability, safety, and efficiency for mission-critical power systems,” said Peter Hughes, Vice President of Engineering at KULR. “Its analog architecture, radiation-tolerant integration, and redundant hardware give customers confidence their systems will perform under the toughest conditions.”

Key Features and Innovations

•	Analog Architecture with Rad-Tolerant Chipset Integration
KULR’s design leverages an analog architecture and operational amplifier (op-amp) programming strategy, enabling the use of rad-tolerant processors. This breakthrough overcomes the absence of radiation-tolerant BMS chipsets, allowing the kBMS to be deployed in cost-effective or premium space-rated configurations.

•	Firmware and Redundant Hardware for Maximum Reliability and Safety
Robust firmware paired with a dual-redundancy hardware architecture ensures safe operation even under extreme conditions, minimizing single points of failure.

•	Reduced Power Draw with Lower-Impedance MOSFETs
By using lower-impedance MOSFETs, the kBMS improves energy efficiency, reduces thermal losses, and extends system runtime for enhanced overall performance.

•	Isolated Communication Interface for Load and Power Protection
The system features an isolated communication interface that shields both the load and power electronics from damaging voltage spikes under certain conditions.

•	Unique Calibration Capability
Unlike most BMS solutions that must be replaced when calibration drift occurs, the kBMS can be recalibrated to restore full accuracy, lowering lifecycle costs and reducing downtime.

The introduction of the kBMS expands KULR’s offerings beyond thermal management and energy storage products, cementing its role as a comprehensive battery safety and intelligence provider. With availability beginning immediately for design-in and qualification programs, the kBMS platform is expected to accelerate adoption across Space, Defense, and other mission-critical applications where uptime, safety, and system resilience are paramount.

About KULR Technology Group, Inc.

KULR Technology Group, Inc. (NYSE American: KULR) is a Bitcoin+ Treasury company that builds a portfolio of frontier technology businesses ranging from high-performance energy systems to AI Robotics. KULR delivers cutting-edge energy storage solutions for space, aerospace, and defense by leveraging a foundation of in-house battery design expertise, comprehensive cell and battery testing suite, and battery fabrication and production capabilities. The Company’s offering allows delivery of commercial-off-the-shelf and custom next-generation energy storage systems in rapid timelines for a fraction of the cost compared to traditional programs. Since late 2024, KULR has included bitcoin as a primary asset in its treasury program and committed to allocating up to 90% of its excess cash to the acquisition of bitcoin.

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Safe Harbor Statement

This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed with the Securities and Exchange Commission on March 31, 2025, as may be amended or supplemented by other reports we file with the Securities and Exchange Commission from time to time. Forward-looking statements include statements regarding our expectations, beliefs, intentions, or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” and “would” or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely based on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

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KULR Technology Group, Inc.

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